Sphere 3D Reports First Quarter 2023 Financial Results and Operational Updates

TORONTO, Ontario, Canada, May 11, 2023- Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY), dedicated to becoming the leading carbon-neutral Bitcoin mining company operating at an industrial scale, today reported financial results for the first quarter of FY 2023 ended March 31, 2023. The Company is also providing results of its Bitcoin Mining Operation and operational updates.

2023 First Quarter Highlights and Recent Developments

• Revenue increased by $1.6 million, to $3.0 million during the quarter ended March 31, 2023.

• The Company mined 110.25 Bitcoin in during the quarter ended March 31, 2023.

• The Company ended the quarter with 446 PH/s.

• 3,900 miners began hashing in May with an additional 6,500 expected in the next 60 days.

CFO Comments

"As we bring exahash online, growing our revenue, we are simultaneously reducing our cost structure. We have made great strides and are well positioned in 2023," said Kurt Kalbfleisch, CFO.

Hashrate Update

Sphere 3D had approximately 0.45 EH/s hashing at March 31, 2023, with a total of 1.5 EH/s expected to be hashing in 60 days.

Bitcoin Asset and Value

As of March 31, 2023, the Company had Bitcoin holdings of 22.0 with a market value of $0.6 million.

First Quarter FY 2023 Financial Results:

• Bitcoin production during the first quarter of 2023 was 110.25 coins, compared to 18.15 coins for the first quarter of 2022.

• Revenue was $3.0 million, compared to $1.4 million for the first quarter of 2022, an increase of 114%.

• Operating costs and expenses for the quarter were $6.8 million, compared to $16.5 million for the first quarter of 2022, a reduction of 59%.

• Other income (expense), net, for the period totaled $0.3 million, compared to $0.5 million, net, of other income, for the first quarter of 2022.

• Digital mining revenue for the first quarter was $2.5 million, compared to $0.7 million for the first quarter of 2022, an increase of 257%.

• Depreciation and amortization was $1.0 million, compared to $6.4 million for the first quarter of 2022.

• Net loss from operations was $3.5 million, or a net loss of $0.05 per share, compared to a net loss from operations of $14.6 million, or a net loss of $0.23 per share, for the first quarter of 2022.

About Sphere 3D

Sphere 3D Corp. (Nasdaq: ANY) is a net carbon-neutral cryptocurrency miner with decades of proven enterprise data-services expertise. The Company is growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards.  For more information about the Company, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov.  These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch, CFO, Sphere 3D

Investor.relations@sphere3d.com

 SPHERE 3D CORP.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended
	March 31,
	2023	2022
Revenues:	(Unaudited)
Digital mining revenue	$2,524	$747
Service and product revenue	502	625
Total revenues	3,026	1,372

Operating costs and expenses:
Cost of digital mining revenue	1,965	355
Cost of service and product revenue	298	359
Sales and marketing	274	231
Research and development	270	114
General and administrative	3,471	8,969
Depreciation and amortization	1,025	6,364
Realized gain on sale of digital assets	(633)	(3)
Impairment of digital assets	96	91
Total operating expenses	6,766	16,480
Loss from operations	(3,740)	(15,108)
Other income (expense):
Interest income and other, net	251	461
Net loss	(3,489)	(14,647)
Less: Non-controlling interest - income	16	-
Net loss attributable to common shareholders	$(3,505)	$(14,647)

Net loss per share:
Basic and diluted	$(0.05)	$(0.23)
Shares used in computing net loss per share:
Basic and diluted	72,042,612	63,841,403

SPHERE 3D CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	March 31,	December 31,
	2023	2022
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$2,713	$1,337
Digital assets, net	590	1,695
Other current assets	3,030	7,252
Total current assets	6,333	10,284
Property and equipment, net	30,534	34,259
Intangible assets, net	9,066	9,477
Funds held in trust account	10,576	10,297
Other assets	18,393	18,699
Total assets	$74,902	$83,016

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$5,140	$6,200
Other long-term liabilities	5,557	5,784
Total temporary equity	34,532	36,467
Total shareholders' equity	29,673	34,565
Total liabilities, temporary equity, and shareholders' equity	$74,902	$83,016